NOVUME

Solutions for a New Generation™

CORPORATE **POLICIES**

SEPTEMBER 19, 2017

Table of Contents

1	Code of Conduct	3
1.1	Our Responsibilities	3
1.2	Fundamental Principles	4
1.2.1	Challenges to Achieving our Objectives	4
1.2.2	Putting our Principles into Effect	5
1.2.2.1	Obeying the Law	5
1.2.2.2	Gifts, Entertainment and other Business Courtesies	7
1.2.2.3	Friends and Relatives; Co-Worker Relationships	7
1.2.2.4	Privacy and Security of Company, Client, Personal and Government
	Information	9
1.2.2.5	Use of Company Products, Services, Equipment and Facilities	10
1.2.2.6	Protecting our Assets and Intellectual Property	11
1.2.2.7	Outside Employment and Activities	11
1.2.2.8	Financial Integrity and Responsibility	12
1.2.2.9	Retaining Records	13
1.2.2.10	Equal Opportunity Employment	13
1.2.2.11	Physical Security, Harassment, Discrimination, and Bullying	13
1.2.2.12	Respecting the Policies of Others	14
1.3	Standards of Conduct	14
1.3.1	Compliance with Applicable Laws and Regulations	14
1.3.2	Receiving or Giving Gifts or Kickbacks	14
1.3.3	Conflicts of Interest	14
1.3.4	Financial Reporting	14
1.3.5	Protection of Information	15
1.3.6	Outside Employment and Other Activities	15
1.3.7	Drug, Alcohol and Other Substance Abuse	15
1.3.8	Safe Workplace	15
1.4	Compliance	15
2	Corporate Information and Insider Trading Policies	17
2.1	Authorization and Scope	17
2.2	Persons Covered	17
2.3	Basic Policy and Objectives	18
2.4	Non-Compliance; Reporting Non-Compliance	18
2.5	Non-Public Information	19
2.5.1	Confidentiality	19
2.5.2	Information Sharing for Business Purposes	19
2.5.3	Contacts with the General Public	20
2.5.4	Media Contacts	20
2.5.5	Record Retention Policy	21
2.5.6	Separation from the Company	21
2.6	Insider Trading	21

2.6.1	Who is an Insider?	21
2.6.2	Definitions Used in this Policy	22
2.6.3	Prohibited Trading	23
2.6.4	Margin Accounts	24
2.6.5	Gifts and Non-Cash Distributions	24
2.6.6	Standing Orders	24
2.6.7	10b5-1 Plans	24
2.6.8	Blackouts	24
2.6.8.1	Who is covered by the Blackout Policy?	24
2.6.8.2	What transactions are prohibited during a blackout period?	24
2.6.8.3	What transactions are allowed during a blackout period?	24
2.6.9	Notice and Pre-Clearance of Transactions	25
2.6.9.1	Notices	25
2.6.9.2	Trading Windows	25
2.6.9.3	Inquiries and Pre-clearances	25
2.6.10	Section 16 Reports	25
2.6.11	Form 144 Reports	26
2.6.12	Inquiries	26
2.6.13	FORM A - Notice of Intent to Trade Securities	27
2.6.14	FORM B - Request to Transfer or Sell Securities under a Pre-Approved Plan	28
3	Investment & Cash Policies	29
3.1	Authorization and Scope	29
3.2	Compliance, Reporting and Exceptions	29
3.3	Cash and Investment Accounts	29
3.4	Funds for Investment	30
3.5	General Investment Objectives	30
3.6	Authorized Investments	31
4	Whistleblower Policy	32
4.1	Overview	32
4.2	Who Should Report	32
4.3	What to Report	32
4.4	When to Report	33
4.5	Where to Report	33
4.6	Confidentiality	34
4.7	Governance Committee Review of Hot Line Reports	34
4.8	Policy Against Improper Use of Hot Line Reports	34
4.9	Retention of Reports	34

1.
Code of Conduct
Start with Trust

Our business depends on trust —not just in our skill and hard work, but in our personal integrity and the integrity of our entire organization. Our clients expect us to deliver services to them honestly and with their best interests in mind. In order to meet and exceed their expectations, we must maintain high standards within our leadership and workforce and among those we associate with.

We are committed to the highest standards of ethical business conduct and have adopted this Code of Conduct as a set of guidelines for our entire organization, including our subsidiaries and affiliates. It describes our fundamental principles, sets standards of conduct and is meant to inform our relationships with each other and with our clients, contractors, suppliers and partners. All that we do is, and should be, measured against the highest possible standards of ethical business conduct.

1.1
Our Responsibilities

Achieving a high standard of conduct is the primary responsibility of our managers: the directors, officers and other supervisory personnel throughout the organization. They set the tone at the top and are responsible to lead by example. They are also responsible for providing the guidance and training needed to ensure that others understand our fundamental principles and have the ability and skills necessary to meet them the specific standards of conduct required by this Code.

Implementing these principles and adhering to these standards is the responsibility of everyone in the organization. We expect everyone to know and follow this Code, whether they are with us permanently or just on a temporary basis. We also expect our contractors, consultants, service providers and agents to follow this Code when they work for us. If they don’t, we may terminate their relationship with the Company.

We expect our managers, employees and associates to read this Code, follow its spirit and letter, and encourage others to follow them. All managers are required to sign an acknowledgement that they have read and understood this Code and will adhere to the specific requirements applicable to them. Deliberate or negligent failure on the part of a manager to uphold the fundamental principles of this Code, or by any member of the organization to adhere to its specific standards, can result in disciplinary action, including termination of employment.

Developing and adhering to high standards for ethical conduct helps make us proud of what we accomplish, but it also has more tangible benefits. Our shared commitment to high standards helps us attract great people, deliver superior services and maintain a loyal base of clients among the world’s leading companies. We rely on developing deep bonds of trust and mutual respect with our clients. Keeping that trust and respect is a daily responsibility.

1.2
Fundamental Principles

It is the policy of the Company to observe the following principles of professional and ethical conduct:

1.
Everyone should act with honesty and integrity in fulfilling their duties and responsibilities. A core ethical value is to spend both our own and our client’s money wisely. Financial integrity and fiscal responsibility are fundamental aspects of corporate professionalism.

2.
No one should accept or solicit any personal gift or favor of significant value in connection with the performance of their duties, or use Company or client resources or opportunities for purely personal benefit.

3.
Everyone should be extremely careful about any personal activity, investment or association that could appear to interfere with good judgment concerning the Company's best interests and should not exploit their position or relationship with the Company for personal gain. They should avoid even the appearance of such exploitation and take steps to make it clear that anything they might have a personal interest in is being handled in an ethical manner.

4.
Everyone is expected to do his or her utmost to create a workplace culture that is free of harassment, intimidation, bullying, hostility, bias, and unlawful discrimination. We are committed to a supportive work environment, where employees have the opportunity to reach their fullest potential. This applies to our own workplaces as well as the workplaces used when we share space with others as clients, visitors or tenants.

5.
All personal or proprietary information that we have or receive should be safeguarded and used only for its intended purpose. We are committed to protecting our privacy and the security of our information. We are equally committed to protecting the privacy of our clients and those we do business with and the security of their sensitive information.

Our leaders at every level of the Company, from the Board of Directors and senior officers to administrators and supervisors, are responsible to adhere to and espouse, and to hold others accountable for behavior consistent with these fundamental principles.

   1.2.1 Challenges to Achieving our Objectives

These principles may sound obvious, but they aren’t always so easy to achieve. Circumstances often occur where the degree of integrity associated with a particular course of behavior shifts depending on the perspective it’s viewed from. Sometimes, complete honesty can be taken to a point where it’s needlessly cruel to others or rejecting a small courtesy can just be rude. And at times it’s easy to become so enmeshed in our daily routines that we don’t appreciate when circumstances have occurred that could compromise our judgement or our reputation. It’s important to involve others in our effort to maintain high standards so that we have the benefit of their perspectives and experience and be able to support each other. Often just being open about the fact that a compromising situation has occurred is all that is necessary to reassure everyone that no personal gain is or was intended.

In some situations, competing loyalties or peer pressures can cause individuals to have conflicts of interest and give them reasons to pursue personal benefit, or benefits for friends or family, at the expense of the Company, our clients or our business partners. These situations are not unusual, nor are they necessarily harmful to the Company’s interest. But self-interest and outside pressure have the potential to adversely affect a person’s judgement and the existence of conflicts of interest can create the appearance that actions are being taken, or decisions being made, in ways that aren’t appropriate. In circumstances that reasonably present the appearance of a conflict it’s important to act in a manner that demonstrates sensitivity to the conflict and shows that steps are being taken to avoid any harm to the Company as a result.

Here are several areas where conflicts of interest often arise:

✓
Accepting gifts, entertainment and other business courtesies
✓
Relationships with friends, relatives and co-workers
✓
Personal investments
✓
Outside employment or starting your own business
✓
Advisory roles or board seats with other companies or organizations
✓
Pursuing business opportunities found through work
✓
Inventions

For example, there is a potential for a conflict of interest to have an adverse effect on the Company if someone:

●
Causes the Company to engage in business transactions with relatives or friends;
●
Has more than a modest financial interest in the Company's vendors, clients or competitors;
●
Receives a loan, or guarantee of obligations, from the Company or a third party as a result of his or her position at the Company;
●
Competes, or prepares to compete, with the Company while still employed by the Company; or
●
Uses non-public Company, customer, or vendor information for personal gain or for the benefit of relatives or friends (including securities transactions based on such information).

   1.2.2 Putting our Principles into Effect

It’s important that any interest, association or investment that interferes, might interfere, or might even appear to interfere, with the exercise of good judgment in the Company's best interests be handled in an open and above-board manner. It’s also important to be alert to any situation where a failure to be sensitive to our fundamental principles can reflect negatively on the Company. Here are some special considerations to keep in mind in particular circumstances:

1.2.2.1
Obeying the Law

The Company takes its responsibilities to comply with laws and regulations very seriously. While it’s impossible for anyone to know all aspects of every applicable law, everyone is expected to learn and understand the major laws and regulations that apply to their work. A few specific types of laws are worth mentioning specifically:

Insider Trading Laws
We may need to share information, including non-public information, about the Company’s business operations within the Company. Someone may overhear a hallway conversation or come across a memo at a copy machine, either of which might involve confidential information. To use this non-public information to buy or sell stock, or to pass it along to others so that they may do so, could constitute insider trading. Insider trading not only violates this Code, it violates the law.

All personnel are responsible to be familiar with and follow the requirements of the Company’s Corporate Information and Insider Trading Policy. It describes company-wide policies that address the risks of insider trading, such as a prohibition on any Company employee hedging Company stock and periodic blackout windows when no one involved with the Company may trade Company stock.

Competition Laws
Many countries have laws designed to promote free and fair competition. Generally speaking, these laws prohibit 1) arrangements with competitors that restrain trade in some way, 2) abuse of intellectual property rights, and 3) use of market power to unfairly disadvantage competitors. Certain conduct is absolutely prohibited under these laws, and could result in your imprisonment, not to mention severe penalties for the Company.

These include:

●
agreeing with competitors about prices
●
agreeing with competitors to rig bids or to allocate customers or markets
●
agreeing with competitors to boycott a supplier or customer

Other activities can also be illegal, unfair, or create the appearance of impropriety. Such activities include:

●
sharing competitively sensitive information, such as prices, costs, or market distribution with competitors
●
entering into a business arrangement or pursuing a strategy with the sole purpose of harming a competitor
●
using the Company’s size or strength to gain an illegal competitive advantage

Although the spirit of these laws is straightforward, their application to particular situations can be quite complex. Since the Company is committed to fair competition all personnel are responsible for learning about and complying with the competition laws that affect their work.

Anti-bribery Laws
Like all businesses, the Company is subject to laws that prohibit bribery in virtually every kind of commercial setting. The rule for us is simple – don’t bribe anybody, anytime, for any reason.

●
Non-government relationships. Everyone should be careful about giving gifts and paying for meals, entertainment, or other business courtesies on behalf of the Company. We want to avoid the possibility that a gift, entertainment, or other business courtesy could be perceived as a bribe, so it’s always best to provide them infrequently and keep their value moderate. Inquiries should be made about the policies that apply to the employees of any private company or to any other individual, before a gift is given to them. Just as we expect others to take this Code seriously, we should respect the ethical guidelines established by other organizations. Avoid putting others in a position where their ability to follow ethical guidelines applicable to them may be compromised.

●
Dealing with government officials generally. Offering gifts, entertainment, or other business courtesies that could be perceived as bribes becomes especially problematic if you’re dealing with a government official, who can include candidates for public office and employees of government owned or controlled companies, public international organizations, or political parties. Gifts to public officials, whether a gift is given as a personal or business matter, must never violate bribery or other laws and regulations. Several laws around the world, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, specifically prohibit offering or giving anything of value to government officials to influence official action or to secure an improper advantage. This not only includes traditional gifts, but also things like meals, travel, political or charitable contributions, and job offers for government officials’ relatives. It is our policy never to give gifts to thank government officials for doing their jobs. By contrast, it can be permissible to make infrequent and moderate expenditures for gifts and business entertainment for government officials that are directly tied to promoting our products or services (e.g., providing a modest meal at a Company sponsored seminar or roundtable discussion). Payment of such expenses can be acceptable (assuming they are permitted under local law and the requirements that apply to such officials) but may require pre-approval from a supervisor or the Governance Committee.

●
United States Government Officials. The United States also has strict rules that severely limit the ability of a company or its employees to give gifts and business courtesies to a U.S. government official and also limit the official’s ability to accept such gifts. The Honest Leadership and Open Government Act prohibits giving any gifts, including travel and other courtesies, to Members, Officers, and employees of the U.S. Senate and House of Representatives unless they fit within one of a number of specific exceptions. Gifts to employees of the U.S. executive branch are also regulated and subject to limits. Finally, state and local government officials in the U.S. are also subject to additional legal restrictions.

Trade Controls
U.S. and international trade laws control where the Company can send or receive its products and/or services. These laws apply to imports and exports of products and services between countries, with additional concerns when services are provided to non-citizens or the products contain components, technology or technical data of U.S. origin. What constitutes an “import” or “export” under the law can be broad. For example, transporting tools and equipment, prototypes or samples, or even technical data or software between countries on a smartphone, laptop or a data storage device, can be considered an export or import. Similarly, permitting the download of software from one country into another country or exposing, or allowing access by, non-citizens to technical data can be an “export”, regardless of where the exposure occurs.

Anti-discrimination
Unlawful discrimination or harassment on the basis of race, color, religion, veteran status, national origin, ancestry, pregnancy status, sex, gender identity or expression, age, marital status, mental or physical disability, medical condition, sexual orientation, or any other characteristics protected by law is strictly prohibited.

1.2.2.2
Gifts, Entertainment and other Business Courtesies

Accepting gifts, entertainment, and other business courtesies from a competitor or business partner can easily create the appearance of improper influence, especially if the value of the item is significant. Generally, acceptance of inexpensive “token” non-cash gifts is permissible. In addition, infrequent and moderate business meals and entertainment with clients and infrequent invitations to attend local sporting events and celebratory meals with clients can be appropriate aspects of some business relationships, provided that they aren’t excessive and don’t create the appearance of impropriety.

Before accepting a gift or courtesy that isn’t expressly permitted by written Company policy, all employees need to obtain approval from an appropriate supervisor. Executive officers and members of the Board of Directors need to obtain approval from the Governance Committee.

1.2.2.3
Friends and Relatives; Co-Worker Relationships

Just because a relative or close friend works at the Company or becomes a Company business partner or even competitor doesn’t mean there will be improper influence. But it can create a very sensitive situation where motivations are suspect and decisions are questioned. The right thing to do is to disclose the relationship.

Even where there are no close ties with relatives or former associates, support obligations, separation agreements, continuing business entanglements and the possibility of receiving an inheritance by operation of law can give rise to conflicts of interest or the appearance of them. It’s best to consider both legal relationships and less formal relationships that involve mutual expectations of support, shared living arrangements or mutual endeavors when thinking of what needs to be disclosed.

Romantic relationships between co-workers can, depending on the work roles and respective positions of the co-workers involved, create an actual or apparent conflict of interest, particularly when they are kept secret. If a romantic relationship does create an actual or apparent conflict, it may be appropriate to change work arrangements or even terminate the employment of either or both individuals involved.
It’s best for everyone to avoid participating in supervising, or being supervised by, relatives or close friends in decision-making regarding potential or existing business relationships that involve them. This includes being the hiring manager for a position for which your relative or close friend is being considered or being a relationship manager for a company associated with a relative or close friend.

1.2.2.4
Privacy and Security of Company, Client, Personal and Government Information

Our clients, co-workers and others trust us with proprietary and personal information. Preserving that trust requires that each member of the organization respect and protect the privacy and security of that information. Our security procedures strictly limit access to and use of personal and proprietary information, and require measures to be taken to protect such information from unauthorized access. All directors, officers and employees of the Company are required to know their responsibilities under these procedures, our agreements with our clients and applicable data protection laws, and collect, use, and access personal and proprietary information accordingly.

Information that is or should be classified as sensitive information, such as “Need to Know”, “Business Sensitive”, Company proprietary information, third party proprietary information, export controlled information, and personal information, and classified information should be handled accordingly. Sensitive information must be handled, stored, and protected in accordance with applicable requirements. At times, a particular project or negotiation may require certain types of sensitive information to be disclosed to an outside party. Disclosure of that information should be on an “only as needed” basis and only under a non-disclosure agreement and pursuant any specific laws, regulations, or other requirements governing disclosure or protection of that information. In addition, the Company may require a prior security assessment of the outside party that is to receive the sensitive information.

All personnel are required to conduct appropriate due diligence and have the appropriate agreements in place and obtain proper authorization before such information is disclosed.

Our responsibilities extend beyond not revealing sensitive material – we must also:

●
properly secure, label, and (when appropriate) dispose of confidential material;
●
safeguard confidential information that we receive from others under non-disclosure agreements;
●
take steps to keep our trade secrets and other confidential intellectual property secret; and
●
report unauthorized access or disclosure of sensitive information.

Remember that some information that’s intended for public consumption can be confidential at certain times. Sometimes the Company makes an effort to get public attention for certain information. If leaked prematurely into the press or to competitors, that information can hurt our product launches, eliminate our competitive advantage or prove costly in other ways.

Our policy is to be extremely careful about disclosing sensitive information about the Company and its clients as well as private personal information about individuals. While we encourage forthright communications with clients, customers, business partners, regulators and the media and seek positive publicity about the Company’s achievements, all officers and employees should take special care to ensure that outside communications (including online and social media posts) do not disclose personal, proprietary or otherwise sensitive information or represent (or otherwise give the impression) that you are speaking on behalf of the Company except in areas where you are a person who has responsibility to do so. Communications with the media can be especially harmful when they are looking for sensational content that may be harmful to the Company. It’s important to check with appropriate supervisory personnel before accepting any public speaking engagement on behalf of the Company and to follow the external communications policies of the company in all external communications or disclosures.

We collect and store personal information about people all around the world. Access and handle this data only for legitimate business purposes, with proper authorization, and in a manner that’s consistent with local law and Company policies.

As much as we need to be careful not to disclose sensitive Company information, it’s equally important not to disclose any sensitive information from our partners and customers. Don’t accept sensitive information from other companies without first having all parties sign an appropriate non-disclosure agreement. Even after the agreement is signed, try only to accept as much information as you need to accomplish your business objectives.

We respect our competitors and want to compete with them fairly. But we don’t want their sensitive information. The same goes for sensitive information belonging to former employers. If an opportunity arises to take advantage of a competitor’s or former employer’s sensitive information, don’t do it. Personnel who accidentally come into possession of a competitor’s sensitive information should contact a supervisor or member of the Company’s legal staff immediately, so that it can be properly returned. It’s also important to make sure that sensitive information isn’t disclosed accidentally. For example, pictures taken by Company personnel or guests at events or on Company premises – it is up to everyone to be sure that those pictures don’t disclose sensitive information.

Finally, it’s important to be extra careful with sensitive information around family, friends or other acquaintances, especially those employed by our competitors or business partners. Don’t tell them anything sensitive about the Company and don’t solicit sensitive information from them.

In addition to the protection of personal, company and client information discussed above, everyone must recognize that some Company subsidiaries have government facility clearances and on occasion have access to classified government materials. Anyone who holds government security clearances is required by regulation to be trained in the appropriate handling of such material and other important matters by the subsidiary’s Facility Security Officer on a regular basis. It is imperative that all such cleared staff follow all security regulations regarding classified materials and the information contained in them. Violations will be dealt with to the full extent of the law.

1.2.2.5
Use of Company Products, Services, Equipment and Facilities

Avoiding potential conflicts of interest also means that you should not use Company products, services, tools or information in a way that improperly benefits you or someone you know or creates the appearance that you have an unfair advantage over users outside of the Company. For example, use of Company accounts, services, or credits for personal matters or for friends or family members should never be approved. Similarly, all directors, officers and employees of the Company are prohibited from using the tools, information, or opportunity that they have access to through their work or their position as a Company representative to participate in or to generate a financial benefit for themselves or others except as permitted by Company policy, unless specifically approved by an appropriate supervisor or the Governance Committee.

Anything you do using the Company’s corporate electronic facilities (e.g., our computers, mobile devices, network, etc.) or store on our premises (e.g., letters, memos, and other documents) might be disclosed to people inside and outside the company. For example, the Company may be required by law (e.g., in response to a subpoena or warrant) to monitor, access, and disclose the contents of corporate email, voicemail, computer files, and other materials on our electronic facilities or on our premises. In addition, the company may monitor, access, and disclose employee communications and other information on our corporate electronic facilities or on our premises where there is a business need to do so, such as protecting employees and users, maintaining the security of resources and property, or investigating suspected employee misconduct.

The Company’s communication facilities (which include both our network and the hardware that uses it, like computers and mobile devices) are a critical aspect of our property, both physical and intellectual. Be sure to follow all security policies. If you have any reason to believe that our network security has been violated – for example, you lose your laptop or smart phone or think that your network password may have been compromised – please promptly report the incident.

1.2.2.6
Protecting our Assets and Intellectual Property

Our ability to be generous with benefits and share information openly within the Company depends on how well we conserve company resources and protect company assets and information. The Company provides employees with the tools and equipment they need to do their jobs effectively, but counts on them to be responsible and not wasteful. It can be appropriate to use facilities or equipment provided by the Company for personal purposes at times, but the justification for this should always be the good of the Company, rather than personal advantage. Company funds, equipment, and other physical assets shouldn’t be requisitioned or taken for purely personal use without appropriate approval.

The Company’s intellectual property rights (our trademarks, logos, copyrights, trade secrets, “know-how”, and patents) are among our most valuable assets. Unauthorized use can lead to their loss or serious loss of value. Everyone must respect all copyright and other intellectual property laws, including laws governing the fair use of copyrights, trademarks, and brands. The logos, marks, or other protected information or property of the Company’s or any of its affiliated entities should never be used for any business or commercial venture without pre-clearance. Any suspected misuse of trademarks, logos, or other Company intellectual property by others should be reported.

Likewise, the intellectual property rights of others should be respected. Inappropriate use of others’ intellectual property may expose the Company and its personnel to criminal and civil fines and penalties. Seek legal advice from before soliciting, accepting, or using proprietary information from individuals outside the Company or letting them use or have access to Company proprietary information.

Business opportunities discovered through your work here belong first to the Company, except as otherwise agreed to by the Company. Creating proprietary or non-proprietary works, such as authoring publications or developing or helping to develop outside inventions that either relate to the Company’s existing or reasonably anticipated products and services or are developed using the Company’s resources, may create conflicts of interest and be subject to the provisions of an individual’s employment agreement or the Company’s Corporate Information and Insider Trading Policy. It is important to consult with the Company’s General Counsel when involved in the creation of proprietary or non-proprietary works that involve the use or potential use of Company information or resources.

1.2.2.7
Outside Employment and Activities

All personnel should avoid accepting employment, advisory positions, or board seats with Company competitors or business partners when your judgment could be, or could appear to be, influenced in a way that could harm the Company. Board seats come with fiduciary obligations that can make them particularly tricky from a conflict of interest perspective. Of course, you shouldn’t start a business if it will compete with the Company or assist anyone else to do so.

1.2.2.8
Financial Integrity and Responsibility

There is more to financial integrity than accurate reporting of our financials, though that’s certainly important. The money we spend on behalf of the Company is not ours; it’s the company’s and, ultimately, our shareholders’. Each person at the Company – not just those in financial positions – has a role in making sure that money is appropriately spent, our financial records are complete and accurate and our internal controls honored. This matters every time we hire a new vendor, expense something to the Company, sign a new business contract, or enter into any deals on the Company’s behalf.

To make sure that we get this right, the Company maintains a system of internal controls to reinforce our compliance with legal, accounting, tax, and other regulatory requirements in every location in which we operate.

All Company personnel are responsible full compliance with our system of internal controls. What follows are some core concepts that lie at the foundation of financial integrity and fiscal responsibility here at the Company:

Spending Money
When money is spent on the Company’s behalf, the cost should be reasonable, directly related to company business and supported by appropriate documentation. When an expense is submitted for reimbursement, the business purpose for the expense should always be recorded and details provided in accordance with Company submission requirements. Supervisors are responsible for all money spent and expenses incurred by their direct reports, and should carefully review such spending and expenses before approving.

Documenting Contracts
Each time a business transaction is entered into on the Company’s behalf, there should be documentation recording that agreement. Unless the documentation involves the routine use of standard Company forms, or has been negotiated or approved by Company attorneys, it’s important that the documentation be prepared or approved by knowledgeable supervisory personnel. All contracts on behalf of the Company should be in writing and should contain all of the relevant terms to which the parties are agreeing – we don’t permit “side agreements,” oral or written.

Signing a Contract
Signing a contract on behalf of the Company is an important responsibility. No contract should ever be signed on behalf of the Company unless all of the following are met:

●
The form of the contract has been approved by lawyers for the Company. A standard Company form doesn’t need further legal approval unless significant changes to the form have been made or it’s being used for other than its normal purpose.
●
The signer has studied the contract, understood its terms and decided that entering into the contract is in the Company’s best interest.
●
The contract and the signer have been properly authorized.

Maintenance of Financial Records
It is the responsibility of the principal Executive Officers and senior Financial Officers of the Company to assure that:

●
The Company's accounting records do not contain any false or intentionally misleading entries.
●
All records fairly and accurately reflect the transactions or occurrences to which they relate.
●
All records fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses.
●
No transactions are intentionally misclassified as to accounts, departments or accounting periods.
●
All transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.
●
All accounting records, as well as reports produced from those records, are in accordance with the laws of each applicable jurisdiction.
●
No information is concealed from the internal auditors or the independent auditors.
●
There is full compliance with the Company's system of internal accounting controls.

Recording Transactions
All employees, whose job involves the financial recording of our transactions, are responsible to make sure that they are fully familiar with all of the Company financial policies that apply, including revenue recognition and purchasing policies. Immediately report to the Audit Committee any transactions that you think are not being recorded correctly.

Hiring Suppliers
As the Company grows, we will enter into more and more deals with suppliers of equipment and services. We should always strive for the best possible deal for the Company. This almost always requires competing bids to be solicited to make sure that the Company is getting the best offer. While price is very important, it isn’t the only factor worth considering. Quality, service, reliability, and the terms and conditions of the proposed deal may also affect the final decision.

1.2.2.9
Retaining Records

It’s important to retain records for an appropriate length of time. The Governance Committee is responsible for establishing minimum record retention periods for certain types of records. But keep in mind that legal requirements, accounting rules, contracts and other external sources sometimes specify longer retention periods for certain types of records, and those control where applicable. In addition, all personnel requested to retain records relevant to a litigation, audit, or investigation, are required to do so until advised that such retention is no longer necessary.

1.2.2.10
Equal Opportunity Employment

Employment by the Company is based solely upon individual merit and qualifications directly related to professional competence. We strictly prohibit unlawful discrimination or harassment on the basis of race, color, religion, veteran status, national origin, ancestry, pregnancy status, sex, gender identity or expression, age, marital status, mental or physical disability, medical condition, sexual orientation, or any other characteristics protected by law. We also make all reasonable accommodations to meet our obligations under laws protecting the rights of the disabled.

1.2.2.11
Physical Security, Harassment, Discrimination, and Bullying

Unfortunately, people steal stuff. It’s important to keep laptops and other readily transportable valuables secure, even while on Company’s premises. Security and safety devices should not be tampered with. Where badges are issued, they should be worn visibly while on site and care should be taken to observe people who “tailgate” through doors. Promptly report any suspicious activity to appropriate security or supervisory personnel.

The Company prohibits discrimination, harassment and bullying in any form – verbal, physical, or visual. Employees, who believe they’ve been bullied or harassed by anyone at the Company, or by a Company partner or vendor, are strongly encouraged to immediately report the incident. The Company will promptly and thoroughly investigate any complaints and take appropriate action.

1.2.2.12
Respecting the Policies of Others

While we make an effort to conduct ourselves in a way that everyone should behave, many organizations have special situations that are of particular applicability to their activities. We can’t assume that our policies will properly cover all these special situations. The contracts and agreements that the Company has with clients, teammates, and other organizations sometimes refer to and require adherence to the other parties’ ethics or code of conduct policies. When we sign such contracts and agreements, we agree to abide by these terms. Each staff member and independent contractor involved in these business dealings should be informed that such agreements exist, apprised of their obligations, and are expected to read and abide by them.

1.3
Standards of Conduct

At times, it may not be easy to see the best way to live up to our fundamental principles. But there are many situations where what is required to do the right thing is fairly clear-cut. In these situations, everyone is expected to follow the basic rules. Accordingly, the Company has established the following Standards of Conduct, and will enforce them by appropriate sanctions, which may include termination of employment.

   1.3.1 Compliance with Applicable Laws and Regulations

Each member of our organization must endeavor to comply with, and to cause the Company to comply with, both the letter and spirit of all laws and governmental rules and regulations that apply to the Company. Any information that an individual may have concerning evidence of a violation of the securities laws or any other applicable laws, rules or regulations by the Company or its agents must be reported promptly.

   1.3.2 Receiving or Giving Gifts or Kickbacks

It is never permissible for company personnel to receive a gift of significant value under circumstances where it might tend to influence the performance or non-performance of their duties for the Company. It is also a violation of Company policy to improperly influence others by giving a gift of significant value (whether paid for by the Company or the individual giving the gift) to a client or customer of the Company or anyone representing or purporting to influence them, to any competitor or to any person in a position to influence legislation or regulations or the enforcement of laws or regulations affecting the Company.

   1.3.3 Conflicts of Interest

Unless approved in writing under the procedures established by the Governance Committee, no director, officer or employee of the Company is permitted to participate in or otherwise try to influence Company decisions or actions with respect to a matter in which they have a material personal financial interest. All such interests are required to be disclosed promptly and regularly in accordance with the procedures established by the Governance Committee.

   1.3.4 Financial Reporting

No financial record or account, including time reports, expense accounts, and any other Company financial records, should ever be falsified in any way. Any circumstances in which such falsification, or, for that matter, any irregularity relating to financial integrity or fiscal responsibility, no matter how small, is observed or suspected, should be immediately reported to the Audit Committee.

It is the responsibility of all financial employees of the Company to promptly bring to the attention of the Audit Committee any material misstatement or omission that affects the disclosures made by the Company in its filings with the Securities and Exchange Commission or in any other public communications.

All principal Executive Officers and senior Financial Officers of the Company are responsible for promptly bringing to the attention of the Audit Committee any information that officer may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

   1.3.5 Protection of Information

All officers and employees of the Company are responsible for maintaining the confidentiality of sensitive information and making sure that important information about the Company that should be made public is made public in an appropriate way, so that no one gains an unfair advantage by receiving such information in advance of its proper public release. No one should take personal advantage of undisclosed information. Everyone is responsible to be familiar with and comply with federal and state securities, tax and privacy laws regarding the security of corporate, customer and employee information and our agreements with business partners concerning information that may adversely affect them and to follow Company policies and procedures that govern the release, retention and destruction of information about the Company and the activities of employees and affiliates of the Company that may involve the inappropriate use of undisclosed information.

   1.3.6 Outside Employment and Other Activities

No officer or employee of the Company may accept outside employment without approval of their immediate supervisor. Executive Officers are required to obtain the approval of the Governance Committee.

   1.3.7 Drug, Alcohol and Other Substance Abuse

Substance abuse is incompatible with the health and safety of our people, and we don’t permit it. Illegal drugs on our premises or at sponsored events are strictly prohibited. If a manager has reasonable suspicion to believe that an individuals’ use of drugs and/or alcohol may adversely affect job performance or the safety of others in the workplace, the manager may request alcohol and/or drug screening. A reasonable suspicion may be based on objective symptoms such as the employee’s appearance, behavior, or speech.

   1.3.8 Safe Workplace

We are committed to a violence-free work environment, and we will not tolerate any level of violence or the threat of violence in the workplace. Under no circumstances should anyone bring a weapon to work. Any violation of this policy should be reported immediately. In case of potential violence, contact building security and local police immediately.

1.4
Compliance

All Company personnel are expected to adhere to this Code any knowledge of willful or negligent failure to adhere to the fundamental principles it enumerates and any failure to comply with its Standards of Conduct or other official Company policies should be promptly reported to the appropriate persons. If you are uncertain about who to report to, fear reprisals or feel that previous reports have not been properly followed up on, please see our Whistleblower Policy for information about what to do. The Company will determine appropriate actions to be taken in the event of violations of the Code. Those actions will be designed to deter wrongdoing and to promote accountability for adherence to the Code.

The provisions of the Code can be waived only by action of the Board of Directors acting with specific written advice of counsel, which counsel must represent that it has no conflict of interest in the matter, and, where appropriate, with the specific written advice of the Company’s outside Auditors, with establishment of an appropriate mechanism for monitoring the particular situation and reporting back to the Board the effects of the waiver and whether expectations concerning the waiver have been properly realized. The Company will promptly and appropriately disclose any waiver of any provision of this Code.

This Code is a statement of corporate policy and is not intended to and does not constitute part of any employment contract, does not provide any assurance of continued employment, and does not create rights in any employee, any shareholder, or any other person or entity.

If you have a question or concern, or think that an individual, or the Company as a whole, may be falling short of our commitment to this Code, don’t just sit there. We want – and need – to hear from you. You can contact your manager or supervisor, or a member of the Governance Committee or Audit Committee. You can also confidentially submit a question or raise a concern of a suspected violation of this Code or any other Company policy through the Company’s Hotline. Finally, if you believe a violation of law has occurred, you can always raise that through the Hotline or with the appropriate government agency. The Company prohibits retaliation against anyone who reports or participates in an investigation of a possible violation of this Code, our policies, or the law. If you believe you are being retaliated against, please contact the Governance Committee.

This Code is a statement of corporate policy. IT is not intended to be, and isn’t part of, any employment contract. nor does it create rights in any employee, shareholder, or other person or entity. it is intended solely to provide guidance to persons involved with our organization as to the standards that we aspire to uphold.

Effective September 19, 2017

2.
Corporate Information and Insider Trading Policies

Financial or other information about the business activities or circumstances of Novume Solutions, Inc. and its subsidiaries and any affiliates under its control (the “Company”) should not be used improperly. The unauthorized release of Company information can be extremely damaging to the Company, its employees and its customers. In addition, the use of such information for personal gain, as in the case of selling information to suppliers or potential business partners of the Company, or trading in the Company’s securities based on material information that is not known to the market, is illegal as well as prohibited by the Company.

As a company whose ownership is represented by shares that are traded in a public market, the Company and its directors, officers, employees and business partners have an obligation to both our shareholders and the general public. Maintaining the confidence of employees, customers, business partners, shareholders and the public markets is very important for the Company.

As a result, the Company has adopted policies to ensure that information concerning the Company is used properly.

2.1
Authorization and Scope

Unless otherwise specifically approved by the Board of Directors, these policies shall apply to the Company and all its directors, officers and employees. They may be amended and revised from time to time by the affirmative vote of a majority of the Board of Directors.

2.2
Persons Covered

When this policy refers to employees of the Company or its affiliates, that includes all employees, officers and directors of the Company or its affiliates, and it also covers members of the immediate family or other persons or entities under the control of any such employee, officer, or director. This Policy also covers any partnership, venture or other business association that is effectively controlled by the Company directly or indirectly and any business partners, shareholders, service providers and others who have entered into agreements with respect to Company information or have a fiduciary obligation with respect to Company information. A person or entity is considered to be under the control of an employee, officer or director of the Company the person or entity is (1) a business entity controlled by the employee, officer or director through majority ownership or otherwise, (2) a trust controlled by the employee, officer or director as a Trustee or which the employee, officer or director is a beneficiary of, or (3) an employee of the employee, officer or director. Unless the Governance Committee of the Company’s Board of Directors has determined that the application of this policy is not appropriate in connection with the employment of any person or firm as a consultant to the Company, such person or firm is considered to be an employee of the Company for purposes of this policy.

2.3
Basic Policy and Objectives

The principle underlying these policies is fairness in dealings with other persons, which requires that no one take personal advantage of undisclosed information. This includes not only maintaining the confidentiality of appropriate information, but also making sure that important information about the Company that should be made public is made public in an appropriate way, so that no one gains an unfair advantage by receiving such information in advance of the general public. We have an obligation to comply with federal and state securities, tax and privacy laws, laws regarding the privacy of customer and employee information and our agreements with business partners concerning information that may adversely affect them. As a result, we have established guidelines and procedures to govern the release, retention and destruction of information about the Company and the activities of employees and affiliates of the Company that may involve the inappropriate use of undisclosed information. All employees are required to follow these procedures and to interpret and apply these guidelines so as to achieve these objectives.

The contracts and agreements that the Company has with clients, teammates, and other organizations sometimes refer to and require adherence to the other parties’ corporate information policies. When we sign such contracts and agreements, we agree to abide by these terms. Each staff member and independent contractor involved in these business dealings should be informed that such agreements exist, apprised of their obligations, and are expected to read and abide by them.

These guidelines and procedures are designed to make sure that the Company and its directors, officers, employees and business partners comply with all applicable laws, regulations and requirements of the exchanges with which the Company has listed its securities. They are also intended to ensure that the Company meets its obligations to employees and persons we do business with and that all important, non-public information released by the Company is either given to persons under a duty of confidentiality or is publicly disclosed in a timely manner and through appropriate channels. All persons employed by the Company, including its officers, directors, consultants and other advisers, have an obligation to ensure that significant information about the Company is disclosed in a timely fashion through official channels and procedures. They should never use material financial or other information that has not been publicly disclosed for personal gain or to reward other persons.

2.4
Non-Compliance; Reporting Non-Compliance

Each of the Company’s officers, directors and employees are personally responsible for understanding and following these guidelines and procedures and making sure that they are followed in all dealings with affiliates, business partners, suppliers, customers, government agencies and the general public. The existence of a personal financial emergency or other circumstance does not excuse a failure to comply with this Policy. Such failure is a violation of the Company’s rules and will result in disciplinary actions that could result in your termination and/or proceedings by the Company to compensate the victims of your actions, as well as damage to your reputation,

Failures to comply with this Policy may also violate laws, including federal and state securities, tax and money laundering laws. These laws impose strict penalties, which can apply to both the Company and the individual involved, including both fines and possibly imprisonment. For example, a company that fails to take appropriate steps to prevent illegal trading is subject to civil penalties of one million dollars or more as well as criminal penalties of up to $2.5 million. In addition, the following penalties apply to insiders under United States Securities and Exchange Commission (SEC) Rule 10b-5, which prohibits trading on material inside information: (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, (3) civil penalties of up to 3 times the profits gained or losses avoided, (4) prejudgment interest, and (5) private party damages

Everyone is, of course, personally responsible for complying with these laws. However, in order to assist those associated with the Company to meet the requirements of these laws and to make sure that the Company meets its obligations under them, specific guidelines and procedures with respect to insider trading have been provided below. In order to ensure that the Company’s efforts to achieve compliance with these Policies are effective, Company employees are also responsible to make sure that these guidelines are provided to, understood by, and made applicable to all appropriate persons, such as family members, consultants and affiliates and others having a business or personal relationship to the Company.

If the requirements and procedures set forth in this Policy have been inadvertently or deliberately violated, or an individual becomes aware that some other person or entity has violated it, the individual has an obligation to report that violation to the Company as promptly as possible. It may be reported to a superior or any other officer of the Company deemed appropriate. However, the obligation extends, not only to reporting the non-compliance, but to being satisfied that appropriate steps are being taken to address the non-compliance. If not satisfied that corrective action is being taken, the reporting individual should take further steps to ensure that the non-compliance has been properly reported. If the non-compliance is still not being addressed properly, the individual must report the circumstances of the failure to a member of the Company’s Governance or Audit Committees.

2.5
Non-Public Information

It is important to distinguish between public and non-public information about the Company. “Public information” is information that the Company has released to the general public through appropriate channels. This includes official reports, press releases, advertisements, public relations materials and regulatory filings. Non-public information is information that is used internally within the Company, such as financial, accounting and personnel records, internal messages and memoranda, procedures and training manuals and reports or analyses prepared by or for the Company. It also includes non-written information of sensitive matters such as trade secrets, proprietary know-how and awareness of Company strategy, plans and decisions.

   2.5.1 Confidentiality

Unless it is of a trivial nature, the confidentiality of all non-public information should be preserved, whether the information is designated as business sensitive or not. Reasonable steps should be taken to make sure that non-public information about the Company is protected from unauthorized discovery or release. This includes keeping the information in a secure place, removing it only when necessary and safeguarding it when it is necessary for it be removed and used in a less secure area. It also includes the establishment of appropriate personal habits and departmental procedures to protect the Company’s non-public information while it is of use to the Company and destroy it once it is no longer useful.

Various departments and affiliates of the Company may establish and enforce procedures for the destruction of records that no longer need to be retained, including establishing appropriate protocols for auto-archiving and auto destruction of electronic data. All employees are responsible for compliance with such specific procedures in addition this policy.

   2.5.2 Information Sharing for Business Purposes

Frequently, in contacts with existing or prospective business partners, Company information is useful or convenient to share. Before sharing non-public information, however, reasonable steps should be taken to determine that such sharing is done appropriately. Whenever possible, information should be shared verbally or through limited on-site access, rather than being copied or otherwise transferred physically or electronically to the user. Unless the exchange of information is covered by a confidentiality agreement with the Company that is currently in full force and effect, or is shared with a professional that has an ethical duty of confidentiality to the Company, extreme care should be taken in transferring or discussing any non-public information. If any doubt exists as to the appropriateness of sharing non-public information, a supervisor or other appropriate person should be consulted.

   2.5.3 Contacts with the General Public

Various employees, officers and directors of the Company are required to make contact with various members of the general public. Such contacts typically require only the use of public information about the Company. Where one’s position involves access to, or the release of non-public information, care must be taken to ensure that the release of such information is appropriately authorized. Since information that is shared with any member of the general public can become public information, care must be taken to ensure that it is released in an appropriate manner and in conformance with all appropriate laws.

Non-public information about the Company should never be communicated through unofficial channels, such as Internet forums or message boards, discussions in public places or even in private contacts unrelated to Company business. Even in connection with Company business, non-public information unrelated to that business should not be shared.

   2.5.4 Media Contacts

In dealing with the media, it is particularly important that the Company provide a message that is clear, consistent and uncomplicated. The release of piecemeal and incomplete information, or information that has not been carefully verified, can be extremely damaging. Any contact by a member of the media should be immediately referred to and promptly reported to appropriate supervisory personnel. No information, including publicly available information, should be shared with the media without careful assessment of appropriateness of the information and the involvement of appropriate supervisory persons.

The only individuals authorized to speak to the media about Company policy, strategic direction, plans and performance, business negotiations and strategies, internal and operational control systems, senior personnel changes, potential or planned acquisitions, divestitures or investments, major contracts, financial results and other major Company matters without advance authorization are the Chief Executive Officer and the Chair of the Board of Directors. In addition, the Chief Financial Officer is authorized to speak to the media without advance authorization with respect to the certain aspects of the financial performance of the Company. Without specific authorization, any communications to the media about these matters by any other person is expressly prohibited.

Unauthorized disclosure to the media of sensitive, non-public information about the Company, its employees or its customers, or the failure to report contact with members of the media, is a violation of Company policy and is grounds for disciplinary action, including dismissal.  Persons approached by a member of the media for information that is not in the ordinary course of their business responsibilities should obtain permission from appropriate supervisory personnel prior to continuing any conversation, scheduling an interview or providing any other information.

If an employee, officer or director becomes aware that a member of the media or other outside person has succeeded in obtaining sensitive information about the Company other than through an authorized source, it must be reported immediately, so that the need for any damage control can be assessed. Sensitive information includes information about the Company's plans and performance, business negotiations and strategies, internal and operational control systems, senior personnel changes, and any other information likely to bring attention to the Company.

   2.5.5 Record Retention Policy

Various laws and regulations that apply to the Company require certain records to be retained for specified periods of time. In addition, various business units will communicate record retention policies tailored to their specific needs and purposes. Compliance with these requirements should be done in a secure and efficient way, to ensure that the information will be available for its intended purpose, but also protected from unintended uses. Except to the extent covered by these requirements and policies, the retention of any documentary information, whether in physical or electronic form, beyond the period of its usefulness presents a security risk and is a violation of Company policy. In general, all documents and records that are no longer useful for continuing reference purposes should be destroyed, unless legally required to be maintained or required to be maintained.

   2.5.6 Separation from the Company

The obligation to maintain the confidentiality of Company information continues even after separation from the Company, whether as a result of retirement, resignation, discharge or other termination. Employees, officers and others subject to this Policy are responsible to return all corporate records and other property in their possession upon termination. Release of material non-public information about the Company, whether by physical delivery, electronic, oral or any other form of communication, is expressly prohibited both before and after separation from the Company. In addition, any use of such information in a manner adverse to the interests of the Company, particularly in connection with competition against the Company or in aid of parties contracting with the Company represents a theft of Company assets and will be treated as such. The Company reserves the right to take all actions and proceedings necessary to prevent the disclosure or use of such information and to pursue damages for the unauthorized release or use of such information to the full extent provided by law.

2.6
Insider Trading

No Insider may trade in securities of the Company if they are in possession of material inside information or may disclose such information to others who might use it for trading or pass it along to others who might trade such securities. Similarly, Insiders may not trade in securities of any other company if they possess any material inside information about that company which they obtained in the course of their employment with the Company, such as information about a major contract or merger being negotiated.

   2.6.1 Who is an Insider?

For purposes of this Policy the term “Insider” includes (i) all employees, officers and directors of the Company and its affiliates, (ii) members of the immediate family or other persons or entities under the control of any such employee, officer, or director and (iii) any other person or entity, including a trust, corporation, partnership or other association that effects a transaction in the Company’s securities (as defined below), which securities are in fact beneficially owned by such director, officer, or employee.

This Policy applies to any transactions in common stock, preferred stock, notes, debentures and any other types of securities that the Company (or any of its affiliates or business associates) may issue, any options or warrants to purchase such securities and any other financial products whose value may be materially affected by information concerning the Company. This Policy also applies to (i) securities of, and to directors, officers, employees and owners of more than 5% of any partnership, venture or other business association that is effectively controlled by the Company directly or indirectly, (ii) any person who has, by attending, in person or through an agent or observer, a meeting with officers or directors of the Company come into possession of material non-public information, (iii) any provider of professional, banking, investor relations and corporate communications services or other similar firms or persons employed by the Company and (iv) any affiliate of the Company that is otherwise in possession of material non-public information.

In dealing with outside persons, including active or potential investors, joint venturers, suppliers, contractors, consultants and regulators or other governmental representatives, all employees of the Company and its affiliates are responsible to ensure that this Policy are applied to such dealings. Care must be taken not to reveal material inside information to the other party in the course of such dealings.

Whenever there is a risk that material inside information may be disclosed to the other party, appropriate steps must be taken to ensure that such other party and its representatives are under a legal obligation not to use such information in a manner inconsistent with this Policy. This should generally include a contractual obligation to be bound by this Policy as it relates to such information or related transactions or appropriate documentation that the person or entity is legally obligated not to use the information in a manner inconsistent with this Policy.

   2.6.2 Definitions Used in this Policy

“Inside information” means nonpublic information about the Company that is known within the Company but not yet disclosed to the general public and that could be of interest to an investor in Securities of the Company or any of its affiliates. Generally, the Company releases material inside information by making a public filing with the Securities and Exchange Commission on Form 10K, 10Q or 8K. Occasionally, the Company may additionally make such information available by issuing a press release through a major news service, making a public filing with another regulatory agency or with the Securities and Exchange Commission using different forms, or otherwise making information widely available to the public. Neither a filing with a regulatory agency nor the release of information to the media immediately frees insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 24 hours after publication.

“Key Financial Employee” means and includes (i) any of the chief executive, operating or financial officers of the Company or its affiliates, any director who is a member of the audit committee thereof (ii) any controller, investment officer, accounting officer, internal auditor or other employee of the Company or its affiliates who may be expected to participate in the preparation of financial statements or budgets of the Company or any of its affiliates and (iii) all investor relations professionals employed by the Company or any outside firm employed by the Company.

“Material information” is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. The information may be positive or negative. The Company believes information about the following matters are likely to be material in most circumstances:

●
any information about unexpected financial results or significant changes in financial condition or financial projections;

●
significant increases or decreases in the amount of outstanding securities or indebtedness;

●
 material grants of options or material increases in compensation or bonus payments to directors or officers;

●
changes in business that result in significant changes in budgets or long-term plans;

●
major new contracts or licenses, or the loss of major contracts, licenses or sources of revenue;

●
the commencement or abandonment of significant acquisitions or dispositions of assets or significant joint ventures;

●
significant changes in the management or control of the Company;

●
decisions with respect to dividends and share splits;

●
the initiation of or major changes in the status of significant litigation or any governmental investigation or other proceeding involving the Company;

●
initiation or settlement of labor negotiations or disputes, strikes or lockouts;

●
any extraordinary item for accounting purposes or changes internal or outside auditors; or

●
any other information that might have a significant impact on the value of the company’s securities.

It should be remembered that the public, the media, and the courts may use hindsight in judging what might be considered material.

“Material inside information” is any information that is both material information and inside information.

“Member of the immediate family”, when used with respect to an employee, officer or director of the Company, means: (a) your parents, siblings, spouse and minor children, (b) any other persons, whether or not they are related to you, who have resided with you for more than one month (continuously or through cumulative visits) during the previous twelve months and (c) any person who depends on you (either wholly or partially) for material financial support, whether or not they live with you. This includes children by adoption, foster children or others that you are the legal guardian of and roommates, co-venturers, romantic partners and other individuals who, by virtue of the nature of their relationship with you, might reasonably be expected to receive material financial assistance from you or provide you with material financial assistance.

“Securities” include common stock and convertible debentures, options, warrants or preferred stock, as well as debt securities such as bonds and notes derivative securities such as put and call options.

“Trading” includes buying or selling, as well as advance purchases and sales, writing options or transferring to or from any sponsored fund or benefit plan. It does not include acquisition or disposition by inheritance or operation of law, or the purchase or sale of securities by an independent third party, such as a mutual fund, on your behalf, so long as you have had no part in influencing such purchase of sale.

   2.6.3 Prohibited Trading

No Insider may trade in securities of the Company if they are in possession of material inside information or may disclose such information to others who might use it for trading or pass it along to others who might trade such securities.

Similarly, Insiders may not trade in securities of any other company if they possess any material inside information about that company which they obtained in the course of their employment with the Company, such as information about a major contract or merger being negotiated.

There is a high risk that certain transactions may involve violations of these policies and procedures. As a result, Insiders may not engage in any of the following transactions with respect to securities of the Company at any time, unless the transaction is specifically approved by the Audit Committee.

●
Short Sales: Any sale of securities which are not then owned or have been borrowed, including a “sale against the box” (a sale with delayed delivery).
●
Publicly Traded Put and Call Options: Buying or selling puts or calls with respect the company’s securities is prohibited.
●
Frequent trading: Frequent trading (for example, daily or weekly) to take advantage of temporary fluctuations in price.

Certain Insiders may be subject to disgorgement of trading profits in connection with sales of Company securities within six months of the purchase of Company securities. Insiders should consult with their personal advisors concerning the applicability of federal and state securities laws to such transactions.

   2.6.4 Margin Accounts

Purchasing securities of the Company on margin can raise particular problems under these guidelines and procedures and the U.S. securities laws; therefore, it is strongly suggested that Insiders consult with the Company’s legal counsel before purchasing or selling its securities in margin accounts.

   2.6.5 Gifts and Non-Cash Distributions

Gifts and non-cash distributions are subject to the restrictions on insider trading if the individual or entity making the gift or distribution derives a benefit from the use of inside information. Certain transactions, such as gifts to charities and family members and in-kind distributions from partnerships have a reduced risk of abuse. These types of transactions are ideally suited to the use of a 10b-5 plan.

   2.6.6 Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information. Compliance with these guidelines and procedures will not be measured solely in the context of when an order was placed.

   2.6.7 10b5-1 Plans

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading in company stock. If the 10b5-1 plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. The 10b5-1 plan must be documented, bona fide and previously established (at a time when the Insider did not possess material non-public information) and must specify the price, amount and date of trades or provide a formula or other mechanism to be followed. Plans may be submitted on a form approved by the Governance Committee or by other appropriate means.

The Chief Compliance Officer must pre-approve any 10b5-1 plan. Such approval will be evidenced by such officer’s signature on the plan or other written approval. Transactions pursuant to a pre-approved 10b5-1 plan may take place during or outside of the trading window. If covered under an approved plan, directors, officers or employees are not required to obtain pre-clearance of transactions, as would otherwise be required under this policy.

As a general matter, a 10b-5 plan will not be approved if it involves sales or other transfers to be made less than 30 days subsequent to the filing of the plan or to be made outside of a trading window within the next six months. However, shorter periods may be appropriate in the case of charitable gifts or gifts or non-cash distributions or transfers to family members or other persons who are themselves subject to these insider trading rules.

In general, a 10b5-1 plan must be entered into at a time when there is no undisclosed Material inside information. Once the 10b5-1 plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

We reserve the right to require that additional provisions be included in a 10b5-1 plan with the objective of complying with Rule 10b5-1, but will not impose requirements regarding specific trades or trading instructions. The Company may make public disclosures regarding the existence or terms of a 10b5-1 plan if it deems it desirable, and may also establish procedures with third parties to ensure timely compliance with the requirements concerning reporting, short-swing profits and prohibited transactions of Section 16 of the Securities Exchange Act of 1934. We also reserve the right to require that transactions under a 10b5-1 plan be suspended during periods when we believe that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which the Company has agreed with underwriters that Insiders will not sell its securities before and after a public or private offering of the Company’s securities, or periods in proximity to such an offering during which Regulation M of the Securities and Exchange Commission prohibits purchases by affiliates.

Insiders are encouraged to consult with their financial, tax and legal advisors to help ensure that a 10b5-1 plan meets their objectives.

   2.6.8 Blackouts

Beginning ten days before the end of a quarter and ending at the beginning of the second full trading day following the earlier of the Company's issuance or filing of a quarterly or annual earnings report, Insiders are completely prohibited from trading in securities of the Company or its affiliates. In addition to the normal Blackout Periods, special Blackout Periods may be established by the Board of Directors of the Company from time to time, which may apply to all employees, officers and directors or only to Key Financial Employees or another limited group of employees. Trading windows do not exist during Blackout Periods. All Insiders are responsible to determine that a special Blackout period does not exist before trading during a trading window.

2.6.8.1
Who is covered by the Blackout Policy?

Blackouts are an additional precaution and apply to Insiders regardless of whether they are in possession or aware of material inside information that has not been publicly disclosed. Except as determined by the Board of Directors, Blackouts apply to all Insiders.

2.6.8.2
What transactions are prohibited during a blackout period?

During a Blackout, Insiders may not engage in open market purchases or sales of the Company’s securities, whether through a broker or otherwise, unless in accordance with an approved 10b5-1 plan. In addition, such insiders are not permitted to exercise stock options where all or a portion of the acquired stock is sold during the blackout period, switch existing balances into or out of any company-sponsored benefit plans or make new cash investments in any company-sponsored dividend reinvestment plan.

2.6.8.3
What transactions are allowed during a blackout period?

Where no Company stock is sold in the market to fund the option exercise, stock options may be exercised during a blackout period. In addition, regular and matching contributions may be made to any Company sponsored benefit plan and regular reinvestments may be made in any dividend reinvestment plan. Gifts of Company securities and transfers of such securities to or from a trust may also be made, unless you have reason to believe that the recipient or transferee intends to sell the shares during the Blackout. In addition, transactions that comply with an approved Rule 10b5-1 plan may be executed.

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods upon a resolution of the Board of Directors or the Audit Committee.

Employees and other Insiders are reminded that the objectives of this Corporate Information and Insider Trading Policy apply to persons, such as members of their household that are not members of their immediate family, who may not be expressly covered by Blackouts. Such persons should be encouraged to refrain from trading the Company’s securities during blackout periods to avoid the appearance of improper trading.

   2.6.9 Notice and Pre-Clearance of Transactions

2.6.9.1
Notices

Except for transactions covered under a pre-approved 10b-5 plan, all Insiders are required to notify the Chief Compliance Officer of the Company and make appropriate inquiries before engaging in any transactions involving the Company’s securities to make sure there is no pending material event that could create an appearance of improper trading. Such notification is to be given in writing in the form approved by the Governance Committee and is be signed and delivered by hand or via fax.

2.6.9.2
Trading Windows

The Company has designated “trading windows” in order to provide Insiders guidance as to periods when it is less likely that material non-public information may exist. In general, for most employees and other Insiders, a trading window exists in each calendar quarter beginning the second trading day following the Company's issuance or filing of a quarterly or annual earnings report for the prior quarter or year and ending on the eleventh day prior to the end of such quarter.

2.6.9.3
Inquiries and Pre-clearances

Formal pre-clearance is required to be obtained for any transaction that is not made during a trading window. In addition, during a trading window, pre-clearance must be given any transaction that is made within 24 hours of the time that notice of a transaction is given. It is the responsibility of the Chief Compliance Officer to make appropriate inquiries whenever notified of a transaction by an Insider. Such inquiry shall include determination of whether an applicable trading window or blackout exists and whether there is material undisclosed information concerning the Company. Such inquiry is to be made within 24 hours of receipt of notification of a proposed transaction by an Insider and must at all events be made before issuing a pre-clearance for a transaction in the Company’s securities by an Insider. The Chief Compliance Officer is to immediately inform the person filing the notice if any circumstance is or becomes known to the Chief Compliance Officer which would make the transaction inappropriate and, whether or not pre-clearance is otherwise required, clearance must be refused and the transaction may not be effected. If, after making appropriate inquiries, no such circumstance is known to the Chief Compliance Officer, pre-clearance may be given, if required. If a pre-cleared transaction is not completed within 30 days after notice of the transaction is filed, a new pre-clearance must be obtained. A pre-clearance does not relieve the person engaging in a transaction from responsibility to comply with the laws concerning insider trading or with the blackout or other requirements of this Policy.

2.6.10 Section 16 Reports

All directors and certain officers, and major securities holders, are obligated to file reports under Section 16 of the Securities Exchange Act of 1934 when they engage in transactions in securities of the Company. Although the corporate staff will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports. Reports showing beneficial ownership of the Company’s securities are required to be filed annually. In addition, a report on SEC Form 4 is required to be filed within two days of any transaction in the Company’s securities.

Who is obligated to file Section 16 reports?
In general, any director, the Chief Executive Officer and Chief Financial Officer and any other officer of the Company designated as an “executive officer” for SEC reporting purposes by the Board of Directors, and any person who is a 10% holder of the Company’s securities is required to file reports under section 16 of the Securities and Exchange Act of 1934.

2.6.11 Form 144 Reports

Any director, the Chief Executive Officer and Chief Financial Officer and any officer who has acquired securities directly from the Company may be required to file Form 144 before making an open market sale of such securities. Form 144 notifies the Securities and Exchange Commission of your intent to sell such securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Company’s corporate staff.

2.6.12 Inquiries

The Company has designated the Chief Compliance Officer as the Company’s current insider trading compliance officer. If you have any questions concerning the guidelines and procedures described in this Policy, please obtain assistance by making inquiries through the Chief Compliance Officer of the Company.

Effective September 19, 2017

Novume Solutions, Inc.

2.6.13
FORM A - Notice of Intent to Trade Securities

Reporting
Person: _________________________________________________________________

Date: ______________________
Time: _______________________

You are hereby notified that I, a member of my immediate family or household, or an entity controlled by me or any such person intend to execute the following transaction relating to securities of Novume Solutions, Inc.:

            Type of Transaction (check one):
            ___PURCHASE
             ___SALE
             ___EXERCISE OPTION (AND HOLD SHARES)
             ___EXERCISE OPTION (AND SELL SHARES)
             ___OTHER

             Securities Involved in Transaction:

                   Number of ordinary shares:
____________

                   Number of shares represented by option:
____________

                   Other (please explain): ________________________________

             Beneficial Ownership (if not applicable, please write "N/A")

                   Name of beneficial owner if other than reporting person: _________________

                   Relationship to beneficial owner: _________________________________

Signed: __________________________________________
Signature of Reporting Person

RECORD OF DISPOSITION

Non -Trading Window Transactions
Trading Window Transactions

Pre-Approved: __________________
24 Hour Pre-Approval _________

Not Approved: __________________
Advised Not to Trade _________

Reason Denied: _________________
No Action ___________________

By: ______________________________________ Date: ______________ Time: _______________

Novume Solutions, Inc.

2.6.14
FORM B - Request to Transfer or Sell Securities under a Pre-Approved Plan

Reporting
Person: _________________________________________________________________

Date: ______________________
Time: _______________________

 I hereby request approval for the following sales of securities beneficially owned by me, a member of my immediate family, or a controlled person or entity, and certify that (1) I am not currently in possession of material inside information concerning Novume Solutions, Inc. and (2) I am not making a charitable gift or distribution to any entity that I would have any reason to believe would engage in transactions concerning the securities that involve the use of any such information:

Type of Transaction (check one):	Donee or Transferee

__ MARKET SALE*
__ CHARITABLE GIFT	____________________________
__DISTRIBUTION	____________________________

             Securities Involved in Transaction:

                   Description of Securities:

                   Date(s) and Number to be disposed of:

                    Purpose of Transaction(s):

             Beneficial Ownership (if not applicable, please write "N/A")

                   Name of beneficial owner if other than reporting person: _________________

                   Relationship to beneficial owner: _________________________________

Signed: __________________________________________
Signature of Reporting Person
*Market sales are effectuated by orders to sell “at the market price” at the time of sale.

RECORD OF DISPOSITION

Pre-Approved: __________________
Denied________________________

Reason Denied:

3.
Investment & Cash Policies
A well-stated cash and investment policy is an essential tool to provide guidance for the investment process, help avoid financial surprises, ensure the availability of operating and capital funds when needed, serve as an effective risk management tool that endures the ups and downs of market cycles, and increase the likelihood of investment returns competitive with comparable funds and financial market indices.

3.1
Authorization and Scope

Unless otherwise specifically approved by the Board of Directors, these policies shall apply to Novume Solutions, Inc., all of its subsidiaries and any affiliates under its control (the “Company”). They may be amended and revised from time to time by the affirmative vote of a majority of the Board of Directors.

3.2
Compliance, Reporting and Exceptions

The Chief Financial Officer (the “CFO”) is responsible for compliance with these policies. All persons transacting investment business with the Company shall be provided with copies of these guidelines and should obtain appropriate information to assess the suitability of transactions or proposed transactions and their conformity with these guidelines. Any person aware of any circumstance which involves a failure or potential failure by the Company to comply with these guidelines is required to report such failure or potential failure to a member of the Audit Committee of the Board of Directors (the “Audit Committee”).

With the approval of the Audit Committee, the CFO may designate a Chief Investment Officer (the “CIO”) The CFO will make quarterly reports to the Audit Committee with respect to the Company’s investment performance and the efficacy of these guidelines with respect to the Company’s current financial requirements. Such reports shall compare the historical and recent performance of the Company’s investments in various types of investments with appropriate benchmarks for such types of investments.

Upon written request of the CFO, temporary exceptions may be made to these policies with the approval of the Audit Committee and the Chief Executive Officer of the Company, subject to review by the Board of Directors of the Company at the earliest practicable time. If, upon review by the Board of Directors, any such exception is not confirmed, it shall be discontinued as soon as practicable or as otherwise determined by the board of Directors.

3.3
Cash and Investment Accounts

Any depository holding cash, securities or other investments of the Company shall be a bank, trust company or brokerage firm which is either a Nationally recognized government securities dealer or a member of the Federal Reserve System, FDIC, FSLIC or SIPC. Except for reasonably required petty cash accounts, all funds of the Company shall be maintained in bank or securities depositary accounts under agreements approved by the Audit Committee. No agreement shall permit the opening of additional accounts without further Audit Committee approval. Amounts maintained in checking or savings accounts or certificates of deposit shall not exceed the amounts covered by FDIC or FSLIC insurance, as appropriate.

3.4
Funds for Investment

All funds of the Company that are not required for immediate disbursement are to be invested according to their intended use for operating, capital or strategic purposes. Funds being invested for capital projects authorized by the Board of Directors shall be separately identified as designated for such project and invested so as to be available at the times needed to satisfy the Company’s obligations with respect to such project. Funds designated for operating purposes shall be invested so as to be available as nearly as practicable to meet the budgeted operating expenses and to maintain a reserve for operations equal to at least two months average operating expenses as contained in the most recently approved budget for each budget unit, or as may be otherwise approved by the Committee or required by any statute, rule or regulation applicable to the Company.

Any funds not required for budgeted operating expenses or approved capital projects shall be held for strategic investments. Funds for specific strategic investments identified by the Board of Directors shall be invested so as to be available for purposes of such strategic investments and in a manner reflecting the company’s objectives in making such investment. Funds held for strategic investments which have not been specifically identified by the Board of Directors shall be invested in authorized investments having an average life not exceeding 2 1/2 years, unless otherwise approved by the Committee.

3.5
General Investment Objectives

Investment objectives with respect to funds held for specific strategic investments approved by the Board of Directors shall be determined by the Board of Directors. All other funds shall be invested and reinvested in order to meet the following objectives:

1.
Preservation of the Company’s capital assets;

2.
Availability of funds for use in accordance with the Company’s requirements, including particularly frequency of payment and the scheduled return of principal and any provisions for redemption or other early retirement or reduction of principal;

3.
Minimizing the occurrence of idle balances or the accumulation of funds in investments that produce returns that are below the market returns for the types of investments suitable for the funds that the Company is investing;

4.
Balancing and pooling of overall investments for different corporate purposes and business units so as to reduce the Company’s overall risk profile, reduce costs and improve investment performance;

5.
Considerations of market risk relating to the receipt of investment and other funds and as to planned future investments and country risk, transaction costs, withholding and other factors when making investments denominated in foreign currencies or investing domestic funds which are to be used in, or transferred into, foreign currencies;

6.
Reasonable rates of return, consistent with such preservation and availability, after taking into account taxation and other factors affecting the Company and the investment; and

7.
Reduction of transaction costs and administrative burden for the Company.

8.
In selecting among specific investments, appropriate consideration shall be given to whether there are alternative investments better suited to the Company’s investment objectives and, for any investment above $1 Million, bids shall be obtained from alternative providers to the extent practicable.

3.6
Authorized Investments

Except as otherwise directed by the Board of Directors or approved by the Audit Committee, funds of the Company may only be invested in the following investments:

Government Securities. Direct Obligations of the United States of America or any other sovereign nation, state, province, municipality or any agency or instrumentality thereof with an investment grade rating.

Corporate Securities. Commercial paper, notes and bonds issued by corporations, partnerships, limited partnerships, limited liability companies or other organizations with an investment grade rating.

Insured Deposits. Any deposit with a bank or savings and loan association to the extent fully insured by the Federal Deposit Insurance Corporation or Federal Savings and Loan Insurance Corporation. Any investment in a bank which is not insured as provided herein are Corporate Securities for purposes of these Investment Policies.

Insured Investments. Any investment or other obligation that is the subject of a directly payable and irrevocable guarantee of timely payment to the holder by a regulated insurance or guaranty corporation or bank with an investment grade rating.

Collateralized Investments. Any repurchase agreement by a nationally regulated bank or brokerage firm or by a state supervised insurance company which is secured by a deposit of collateral with third party bank or brokerage firm pursuant to which the collateral shall fully collateralize all principal and interest; provided that such collateral shall be maintained with the federal reserve system or a member bank of the federal reserve system, that the terms of the agreement provide that the collateral may be immediately sold and the proceeds applied to the immediate payment of all principal and interest due in the event that minimum collateral requirements are not met and that the following minimum collateral requirements are met:

a)
Eligible collateral shall consist only of direct obligations of, or obligations fully guaranteed or insured by the United States of America or one of the following federal Agencies: Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Bank, Federal Home Loan Mortgage Corporation, Student Loan Marketing Association and the Federal Farm Credit Bank;

b)
An active market for such securities shall have existed for at least two years.

c)
Collateral shall be maintained at the following levels according to the maturity of the securities pledged as collateral:

Final Maturity	Collateral Level
One Year	101%
Five Years	108
Ten Years	112
Fifteen Years	118
Twenty-Five Years	125

For purposes of these Policies, an investment shall be considered to have an investment grade rating if the general credit of the issuer or the credit of the specific security being invested in is rated in either of the two highest rating categories (without regard to levels within a category) by any two Nationally Recognized Statistical Rating Organizations as approved by the United States Securities and Exchange Commission.

Effective September 19, 2017

4.
Whistleblower Policy
Whistleblowing involves revealing possible misconduct, illegal practices or fraudulent activity occurring in an organization. To ensure employees are aware of the right person to notify if they suspect malpractice and to ensure that any reports are dealt with in a confidential manner and with protection from retaliation, Novume Solutions, Inc., all of its subsidiaries and any affiliates under its control (“the Company”) have adopted policies to ensure that whistleblowers have a clear path to share their concerns.

4.1
Overview

The Company encourages submission by employees and others, on a confidential and anonymous basis, of good faith concerns regarding questionable financial statement disclosures, accounting policies or procedures, internal controls, auditing matters, disclosure violations or violations of our business ethics policies. The following procedures have been adopted to assist individuals who wish to express such concerns and may have concerns about retaliation, or are concerned that previous reports to supervisory personnel do not appear to have been effective in addressing the issue.

4.2
Who Should Report

Any person with a good faith question or concern about the Company’s policies with respect to accounting, auditing, disclosure, internal controls or business ethics, or who has questions or concerns about specific circumstances where these policies are not being complied with, should voice these concerns promptly and responsibly.

4.3
What to Report

Reports may include concerns about: (1) the Company’s disclosures or non-disclosures in its financial statements or other filings, (2) the Company’s disclosure policies or controls, (3) the Company’s accounting policies or procedures or internal controls, (4) auditing matters (5) violations of law or the Company’s business ethics policies or (6) any other matters concerning the integrity of the Company’s disclosures, financial reporting or business ethics. No employee is permitted to be given a directive that constitutes corporate fraud, or is in violation of state or federal law or the Company’s Code of Conduct, nor may an employee be adversely affected because he or she refuses to carry out such a directive.

Concerns that are carefully articulated in writing and accompanied by appropriate evidence will have the best opportunity to be dealt with quickly and properly. It is preferable that any report contain as much detail as possible, particularly if the individual submitting such information prefers to remain anonymous.

4.4
When to Report

Questions concerning financial reporting, disclosure and business ethics are often complex, and irresponsible allegations can cause substantial and irreparable harm to individuals and/or the Company. Inevitably, there exist circumstances where persons are treated unfairly or differences of opinion exist within the Company. If these concerns are of a personal nature, however, and do not reflect on the integrity of the Company as a whole, they are best dealt with by interactions between the individuals involved and their supervisors, or in appropriate circumstances, the Company’s human resources, compliance or auditing professionals. Employees who do not feel that such matters are being or can be addressed satisfactorily at any level should bring them to the attention of appropriate managers along the chain of command, including, if necessary, the Chief Executive Officer. If a person has concerns about serious matters that affect the Company as a whole, these concerns should be voiced to an appropriate member of management or to the Governance Committee of the Board of Directors as soon as possible. Novume Solutions has engaged a third-party to provide an anonymous ethics and compliance hotline for all Novume Solutions stakeholders. The purpose of the service is to insure that anyone wishing to submit an anonymous report can do so without the fear of retaliation.

4.5
Where to Report

Concerns should normally be addressed to the member of management that the reporting person feels would be in a position to assess the concern and follow up on it. If the response is not considered appropriate, the individual may wish to address other members of management or to make a confidential or non-confidential submission to the Governance Committee via an anonymous ethics and compliance hotline. Use of the hotline services is encouraged in cases where anonymity is desired. Company standard practices should be used for all reports and issues not requiring anonymity.

For your convenience, there are multiple reporting methods in place, all of which are available 24 hours a day, seven days a week.

●
Website:  www.lighthouse-services.com/novume.com

●
Telephone:
o
English speaking USA and Canada: (844)-420-0044 (not available from Mexico)
o
Spanish speaking North America: (800) 216-1288 (from Mexico user must dial 01-800-681-5340)
●
E-mail: reports@lighthouse-services.com (must reference company name with report)

●
Fax: (215) 689-3885 (must reference company name with report)

●
By Mail or Delivery:
o
Please note, the third-party anonymous ethics and compliance hotline does not offer a hard-copy mail option. To ensure anonymity, utilize the website, email or voice options. If reports are submitted in writing, via US Mail or by Hand Delivery, they should be addressed to:
Novume Governance Committee Chair
                                                c/o 14420 Albemarle Point Place
                                                Suite 200
                                                Chantilly, VA 20151
o
Place the letter in a sealed envelope labeled: “To be opened by the Governance Committee Chair Only”. If the person submitting the information would like to discuss any matter with the Governance Committee, they should so indicate and provide appropriate contact information. Any such envelopes received by the Company shall be forwarded promptly and unopened to the Chair of the Governance Committee.

The Governance Committee will maintain the confidentiality of the source regardless of the method of delivery as described below.

4.6
Confidentiality

Unless the person or persons making any such report waives such treatment, the source of any such good faith submission will be treated as confidential regardless of whether the submission is made on an anonymous basis or not. However, the source of the information may be revealed to the extent that (1) the source gives permission to be identified, (2) the source reveals his, her or their identity as the source of such information to persons outside the Company or to persons within the Company who are not involved in receiving or investigating the matter, or (3) disclosure of the source subsequently becomes required by law.

Be advised that leaving a voice mail message or sending an e-mail or fax from your business or personal computer or fax machine may not necessarily protect your anonymity. The mailing of a sealed envelope or use of a voice mail message from a non-personal or public phone are the most anonymous ways of conveying information. However, the Committee will not attempt to trace messages and will assume that any identifying information that arrives with a message is not reliable to identify the sender of a message who wishes to remain anonymous.

4.7
Governance Committee Review of Hot Line Reports

Following the receipt of any submission, the Governance Committee will review the matter submitted and take such steps to investigate each matter reported as it deems appropriate. An initial review will be made to determine if the information submitted addresses a serious matter that concerns the Company as a whole and is sufficiently specific to allow for further investigation. If the Governance Committee determines that the matter should not be investigated, and is aware of the source of the report, it will so advise the person or persons making the report. For any submission concerning a potentially material matter that is determined to have been made in good faith, the Committee will proceed with an investigation and give a report of the allegations and of its findings and recommendations to the Board of Directors, including corrective and disciplinary actions if appropriate, regardless of whether it determines that concerns were justified.

The Governance Committee may enlist other members of the Board of Directors, employees of the Company and / or outside legal, accounting or other advisors as appropriate, to conduct any investigation of matters submitted. In conducting any such investigation, the Governance Committee will use reasonable efforts to protect the confidentiality and anonymity of the complainant.

4.8
Policy Against Improper Use of Hot Line Reports

The Governance Committee Hot Line reporting system has been established to ensure a free flow of information concerning matters of corporate integrity. The Company does not permit retaliation of any kind against employees for complaints that are made in good faith.

4.9
Retention of Reports

The Governance Committee will retain any written submissions made pursuant to these procedures as a part of the records of the Governance Committee for a period of no less than seven years. The Chair of the Governance Committee will keep a written log of all such submissions made through the Hotline and make monthly reports of the same to the Board of Directors in any month in which a submission is received.

Effective September 19, 2017